UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 24, 2005

BOSTON SCIENTIFIC CORPORATION
(Exact name of registrant as specified in charter)

DELAWARE	1-11083	04-2695240
(State or other	(Commission	(IRS employer
jurisdiction of	file number)	identification no.)
incorporation)

One Boston Scientific Place, Natick, Massachusetts	01760-1537
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:  (508) 650-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the fling obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events.

In October 1998, Boston Scientific recalled its NIR ON® Ranger™ with Sox™ coronary stent delivery system following reports of balloon leaks. Since November 1998, the U.S. Department of Justice has been conducting an investigation primarily regarding: the shipment, sale and subsequent recall of the NIR ON® Ranger™ with Sox™ stent delivery system; aspects of our relationship with Medinol, the vendor of the stent; and related events. Boston Scientific and two of its senior officials had been advised that they were targets of a federal grand jury investigation.

On June 24, 2005, Boston Scientific entered into a civil settlement with the U.S. Department of Justice. As part of the agreement, we agreed to pay $74 million. Also pursuant to the agreement, the Department of Justice filed a complaint in the U.S. District Court for the District of Massachusetts together with a Notice of Dismissal with prejudice. No charges were brought against Boston Scientific or any employee. The settlement involves no admission of any wrongdoing by Boston Scientific or any of its employees. We believe we acted legally, responsibly and appropriately at all times. A copy of the form of Settlement Agreement between Boston Scientific and the U.S. Department of Justice and the press release issued by Boston Scientific are attached hereto.

Item 9.01.    Financial Statements and Exhibits.

10.1	Form of Settlement Agreement dated June 24, 2005 between Boston Scientific Corporation and the U.S. Department of Justice

99.1	Press Release issued by Boston Scientific Corporation dated June 24, 2005

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOSTON SCIENTIFIC CORPORATION

Date: June 29, 2005	By:	/s/ Lawrence J. Knopf
Lawrence J. Knopf
Vice President and Assistant General Counsel

INDEX TO EXHIBITS

Exhibit
Number Description

10.1	Form of Settlement Agreement dated June 24, 2005 between Boston Scientific Corporation and the U.S. Department of Justice

99.1	Press Release issued by Boston Scientific Corporation dated June 24, 2005